Exhibit 99.1

Sino-Global Announces Purchase of 2,783 Digital Currency Operation Servers

ROSLYN, NY, March 3, 2021 -- Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global,” the “Company” or “We”), a non-asset based global shipping and freight logistical integrated solutions provider, announced today the execution of a purchase agreement (the “Agreement”) of 2,783 digital currency operation servers (the “Products”) for RMB 30 million (approximately USD 4.6 million) from Hebei Yanghuai Technology Co., Ltd. (“Yanghuai”), reaching a total of 50,440 t/s in computing power. This purchase is another step in the Company's recent strategic expansion into the digital currency market.

Under the terms of the Agreement, Sino-Global anticipates owning 2,783 units of Products, which consist of 449 units of model Love Core A1, 150 units of model Core Motion T2T, 500 units of Ant S9, and 1,684 units of model Avalon 910/910S. After the transaction is completed, Yanghuai will manage and operate the Products at Yanghuai’s site with no further charge for three years, after which time Sino-Global may engage Yanghuai to continue providing service for a fee.

The first cash payment of RMB 6 million (approximately USD 926,612) will be paid within 15 days after the date of signing the Agreement and the second cash payment of RMB 6 million (approximately USD 926,612) will be paid within 15 days after the date of acceptance of the Products. The remaining payment of RMB 18 million (approximately USD 2,780,000) will be paid quarterly within 10 days following the filing of Form 10-K or Form 10-Q, subject to reductions if Yanghuai falls below aggregate monthly committed net profit of approximately RMB 2.37 million (approximately USD 0.37 million).

Mr. Lei Cao, Chief Executive Officer of Sino-Global, commented, “We are excited to announce the purchase order, which demonstrates the efficiency of our management team’s ability to pivot and execute a new venture into cryptocurrencies. To provide transparency on the mining operations and daily probabilities to our shareholders, the Company will disclose the digital currency wallet addresses once they are available. We are confident with the opportunity presented to us from the digital currency industry and our capability to capture the growth in furtherance of our strategy to maximize our shareholder value.”

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related services. Headquartered in New York, Sino-Global has offices in Los Angeles, Mainland China, Australia, Canada and Hong Kong. The Company's current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services.

Additional information about Sino-Global can be found on the Company's corporate website at www.sino-global.net. The Company routinely posts important information on its website.

Forward-Looking Statements

Certain statements made herein are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include timing of the proposed initiative; the business plans, objectives, and expectations of the Company regarding the initiative, and SINO's estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: there is uncertainty about the spread of the COVID-19 virus and the impact it will have on SINO's operations, the demand for SINO's products and services, global supply chains and economic activity in general. In addition, the value of cryptocurrencies may fluctuate significantly over time. These and other risks and uncertainties are detailed in the other public filings with the SEC by SINO.

Additional information concerning these and other factors that may impact our expectations and projections will be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020. SINO's SEC filings are available publicly on the SEC's website at www.sec.gov. SINO disclaims any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Tina (Tuo) Pan, Acting Chief Financial Officer

1-718-888-1814

tinap@sino-global.com